Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-148460) pertaining to the 1999 Share Option Plan, 2000 Share Option Plan, Israel 2003 Share Option Plan and 2007 Share Incentive Plan of Lumenis Ltd. of our report dated March 30, 2011 with respect to the consolidated financial statements of Lumenis Ltd. included in the annual report on Form 20-F of Lumenis Ltd. for the year ended December 31, 2010.

/s/ Kost Forer Gabbay & Kassierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

Tel Aviv, Israel
March 30, 2011